EXHIBIT 10.16

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of “April 10, 2025 (the “Agreement”), by and among SENTIENT BRANDS HOLDINGS INC., a Nevada corporation (“Purchaser”), its wholly-owned subsidiary, AIG-F&B, INC., a Nevada corporation (“Subsidiary”), and American Industrial Group, Inc. (“AIG”) a Florida Corporation and its shareholders, affiliates and subsidiaries (collectively, the “Company”), and each of the shareholders of the Company set forth on the signature page hereof (collectively, the “Sellers”).

WITNESSETH

WHEREAS SNBH is an SEC reporting issuer, publicly traded under the trading symbol OTC: SNBH;

WHEREAS Subsidiary is a wholly owned subsidiary of SNBH specializing in the consumer packaged goods manufacturing and distribution in the food, beverage, disaster preparedness, and first aid sectors;

WHEREAS Company is a manufacturer and marketing entity specializing in the consumer packaged goods manufacturing and distribution in the food, beverage, disaster preparedness, and first aid sectors (the “Products”);

WHEREAS, the Company desires for Subsidiary to manufacture and distribute the Products on an exclusive basis;

WHEREAS, Subsidiary desires to manufacture and distribute the Products under the management recruited and trained by the Company.

WHEREAS, the respective Boards of Directors of Purchaser and the Company deem it advisable and in the best interests of Purchaser and the Company, respectively, and their respective shareholders, to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth herein;

WHEREAS, certain terms used in this Agreement are defined in Article 1;

WHEREAS, it is intended that the Acquisition (as herein defined) shall qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

1.1       Definitions. As used in this Agreement, the following terms when capitalized in this Agreement shall have the following meanings:

(a)	“Affiliates” shall mean, with respect to any Person, any and all other Persons that control, are controlled by, or are under common control with, such Person. For purposes of the foregoing, “control” of a Person shall mean direct or indirect ownership of 50% or more of the securities or other interests of such Person having by their terms ordinary voting power to elect or appoint a majority of the board of directors or others performing similar functions with respect to such Person.

(b)	“Acquisition” means the Acquisition, at the Closing, of the Company by Purchaser pursuant to this Agreement;

(c)	“Acquisition Credit” means the note for the dollar amount due, which is convertible into common stock of SNBH (the “Purchaser”) which shall be issued by Purchaser to the Sellers (and/or their designees) pursuant to the terms of the Acquisition (as defined above) set forth in Section 2.2(a) and the related Earnout Schedule (as defined herein) set forth on Schedule A attached hereto, as set forth herein;

(d)	“Business Day” shall mean any day other than Saturday, Sunday and any day on which banking institutions in the United States are authorized by law or other governmental action to close;

(e)	“Closing Date” means the day on which all conditions precedent to the completion of the transactions contemplated hereby have been satisfied or waived;

(f)	“Claim Notice” means written notification pursuant to Section 9.3 of a Third Party Claim as to which indemnity under Section 9.1 is sought by an Indemnified Party.

(g)	“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h)	“Contract” shall mean an agreement, written or oral, between the Company and any other Person which obligates either the Company or such other Person to do or not to do a particular thing.

(i)	“EBITDA” means earnings before interest, taxes, depreciation, and amortization.

(j)	“Election Notice” means a written notice provided by the Sellers or Purchaser, as the case may be, in respect of a Tax Claim to the effect that it elects to contest, and to control the defense or prosecution of, such Tax Claim as provided in this Agreement.

(k)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l)	“ERISA Affiliate” shall mean any entity that would be deemed to be a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(m)	“Environmental Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under (a) any Environmental Law and consisting of or relating to (i) any environmental matters or conditions (including on-site or off-site contamination and environmental regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, out-of-pocket damages and necessary and required response, investigative, remedial, or inspection costs and expenses arising under Environmental Law; (iii) financial responsibility under Environmental Law for clean-up costs or corrective action, including any necessary and required investigation, clean-up, removal, containment, or other remediation or response actions required by Environmental Law and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law; or (b) any common law causes of action, including, but not limited to, negligence, trespass or nuisance, based on violation by the Company of Environmental Laws, releases by the Company of Hazardous Materials or actions or omissions by the Company that expose others to Hazardous Materials. The terms “removal,” “remedial,” “response action”, and “release” shall have the meanings provided for such terms under, and shall include the types of activities covered by, the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

(n)	“Environmental Laws” shall mean all federal, state and local Laws relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, as amended, CERCLA, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Toxic Substances Control Act, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state Laws implementing the foregoing federal Laws, and all other Laws relating to or regulating (i) emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (PCB’s), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Materials or wastes (collectively, the “Polluting Substances”), (ii) the generation, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances, or (iii) environmental conservation or protection. References in this Agreement to Environmental Laws existing or in effect as of a particular date shall include written administrative interpretations and policies then existing or in effect.

(o)	“Environmental Permit” means any federal, state, local, provincial, or foreign permits, licenses, approvals, consent or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

(p)	“Earnout Schedule” means the terms of the earnout arrangement set forth in Section 2.2.

(q)	“Governmental or Regulatory Authority” shall mean any federal, state, regional, municipal or local court, legislative, executive, Native American or regulatory authority or agency, board, commission, department or subdivision thereof.

(r)	“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Company’s facilities or any part thereof into the environment.

(s)	“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is, or that is likely to become, friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs), or (ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any applicable Environmental Law.

(t)	“Indemnified Party” means any Person entitled to indemnification under any provision of Article 9.

(u)	“Indemnifying Party” means any Person obligated to provide indemnification under any provision of Article 9.

(v)	“Law” shall mean any federal, state, county, or local laws, statutes, regulations, rules, codes, ordinances, orders, decrees, judgments or injunctions enacted, adopted, issued or promulgated by any Governmental or Regulatory Authority, from time to time.

(w)	“Lien” shall mean any mortgage, deed of trust, pledge, lien, claim, security interest, covenant, restriction, easement, preemptive right, or any other encumbrance or charge of any kind.

(x)	“Company Material Contract” shall have the meaning set forth in Section 3.17.

(y)	“Purchaser Material Contract” shall have the meaning set forth in Section 4.14

(z)	“Material Adverse Effect” shall mean any material adverse effect on the business or financial condition of the Company;

(aa) “Order” shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

(bb) “Place of Closing” means such place as Purchaser and the Sellers mutually agree upon;

(cc) “Permitted Lien” shall mean: (a) liens created under any Lease, except any lien arising as a result of any failure to timely make any payment or failure to perform any other obligation or other default under such Lease; (b) liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) mechanics, materialmen’s, landlords’, carriers’, warehousemen’s, and other liens imposed by law incurred in the ordinary course of business; (d) zoning restrictions, land use regulations, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property and third party easements, rights of way, leases or similar matters that are recorded in the county records where the effected property is located and do not prohibit the use of the property as currently used; (e) the absence of executed rights of way or easements, or a defect in any executed right of way or easement, where such rights have been or can be otherwise obtained through a proceeding under prescription or other operation of law; (f) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (g) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature arising in the ordinary course of the Company’s business and made, created or arising prior to the Closing Date; (h) leases or subleases granted by or to others; and (i) precautionary Uniform Commercial Code financing statements regarding operating leases which leases are either disclosed pursuant to Article 3 hereof or no longer in effect.

(dd) “Person” shall mean an individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity or Governmental or Regulatory Authority.

(ee) “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

(ff) “Pre-Closing Period” means any taxable period or portion thereof that is not a Post- Closing Period.

(gg) “Purchaser Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance, or effect that is materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), or results of operations of the Purchaser;

(hh) “Remedial Action” shall mean any removal, remediation, response, clean up or other corrective action to respond to, remove or otherwise address any Environmental Liability.

(ii) “Shares” means common stock of SNBH.

(jj) “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, estimated, social security, unemployment, occupation, use, sales, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental or Regulatory Authority, whether computed on a separate, consolidated, unitary, combined or other basis, and in each case such term shall include any interest, penalties, or additions to tax attributable thereto.

(kk) “Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and including any return of an affiliated, combined or unitary group.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

1.2       Captions and Section Numbers. The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.3       Section References and Schedules. Any reference to a particular “Article”, “Section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by number will mean the appropriate Schedule and Disclosure Schedule attached to this Agreement and by such reference the appropriate Schedule and Disclosure Schedule is incorporated into and made part of this Agreement.

1.4       Severability of Clauses. If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2.

THE ACQUISITION

2.0       The parties agree that the Subsidiary will acquire certain rights and assets currently held and operated by the Company. The first transactions will be selling contract rights and assets (inventory, machinery, receivables, licensing rights, brands, and similar tangible and intangible items) from the Company to the Subsidiary for Acquisition Credits at their value (as earnings multiples and as assets under the Section 2.1 definitions). These rights are only a portion of the assets that are owned by the Company and are being specifically sold to the Subsidiary as set forth in this agreement.

2.1       The parties agree that the Company will receive compensation for its sale of these rights and assets to Subsidiary based upon an Earnout Schedule, described below, upon transfer of such rights or assets to the Subsidiary or achieving performance benchmarks during a 5-year period.

       2.11 Methods for determining Earnout Schedule — these are generally as follows:

(i)       Valuation methods of Annual Revenue Growth or EBITDA, whichever is higher, plus the Appraised Value of Assets:

—	Annual Revenue Growth Method (70% of revenue increases)

—	EBITDA Method (70% of 5 X EBITDA)

—	1.4 x Appraised Value of Assets Method (actual value acquired)

(ii)       Under the Appraised Value of Assets Method, Acquisition Credits are assigned on the asset transfer date and calculated as 1.4 times the appraised value for the portion received in Acquisition Credits instead of cash. This assumes a six-month lockup period, the ability to convert the whole amount into free trading shares after 6 months, and a customary risk-adjusted return on a convertible debenture for a pink sheet company. If the lockup period is extended due to lockup provisions or for any other reason, the 1.4 multiplier increases proportionally to reflect the extension.

(iii)     As per Section 2.2 and Schedule A of this Agreement, in addition to 70% of the Earn-Out Schedule distributed to the Company shareholders, a 15% management fee denominated in Acquisition Credits is distributed to American Industrial Group, Inc. and 15% to Z&O Bottling Innovations, Inc. This structure applies to all acquisitions by SNBH.

The Earnout Schedule will result in a series of credits being earned. These credits will be issued by SNBH in the form of an Acquisition Credit, which can be converted into common stock of SNBH at a series of dates in the future, as set out more fully in the Acquisition Credit description above.

2.12 The recipients of the Acquisition Credits are the equity holders of interests or rights at the Company:

25% to Global Assets, Inc.

25% to Yan Aronov

50% to Concent, Inc.

any of these recipients are free to assign their rights to others, subject to any Lock-up Agreements with SNBH

2.2Adherence with Applicable Securities Laws. Each of the recipients of the Acquisition Credits agrees that he or she is acquiring the Acquisition Credits and any resultant Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Credits issued to him (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), directly or indirectly unless:

(a)	the sale is to Purchaser;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act, provided by Rule 144 thereunder; or

(c)	the Acquisition Credits are sold in a transaction that does not require registration under the Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities, and the Seller has furnished to Purchaser an opinion of counsel to that effect or such other written opinion as may be reasonably required by Purchaser.

The Sellers acknowledge that if Acquisition Credits were converted into Common Shares (Converted Shares) prior to a six (6) months holding period, the certificates representing the Converted Shares shall bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND RIGHTS AS SET FORTH IN THE (A) SHARE EXCHANGE AGREEMENT DATED AUGUST 2, 2024 AND (B) LOCK-UP AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THIS CERTIFICATE, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

2.3 Closing. The parties hereto shall use their best efforts to close the transactions contemplated by this Agreement (the “Closing”) on or before April 10, 2025.

2.4 Lock-Up / Leak-out. Prior to the Closing, (i) each of the Sellers, (ii) the Company’s officers, insiders, directors, and affiliates or other related parties under control of the Company,

(iii)       Purchaser’s officers, insiders, directors, and affiliates or other related parties under control of Purchaser, and (iv) holders of over 1,000,000 shares of common stock of the Company following the Closing (collectively, the “Lockup Parties”), shall be subject to the terms and provisions of a lock-up agreement in substantially the form set forth in Exhibit B hereto (the “Lock-Up Agreement”), which shall provide the manner in which such Lockup Parties will sell, transfer or dispose of their shares of common stock subsequent to the Closing. For the avoidance of doubt, the execution and delivery of the Lockup Agreements by each of the Lockup Parties as set forth in this Section 2.4 is a condition precedent to the consummation of the Acquisition and the other transactions contemplated by the Agreement, provided that, the terms of the Lock-Up Agreements shall not be effective or enforceable until the consummation of the Closing.

2.5 No Ownership. The Sellers have no right to, nor any interest in the Acquisition Credits until such time that they have been earned pursuant to the Earnout Schedule.

2.6 Restricted Securities. The Sellers understand that the Common Stock Shares converted from Acquisition Credits prior to the six (6) months holding period are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Sellers pursuant hereto, the Acquisition Credits would be acquired in a transaction not involving a public offering. The Sellers acknowledge that the Common Stock Shares converted from Acquisition Credits prior to 6 months holding period and issued to the Sellers in accordance with the provisions of this Agreement, Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Sellers represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

ARTICLE 3.

REPESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

The Company and Sellers hereby jointly and severally represent and warrant to Purchaser, that:

3.1       Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full corporate power and corporate authority to (i) own, lease and operate its properties, and (ii) carry on the business as currently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Company, or the conduct of the Company’s business, makes it necessary for the Company to qualify to do business as a foreign corporation, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the business or operations of the Company. Unless the context otherwise requires, the Company and its subsidiaries are collectively referred to herein as the “Company”.

3.2       Authorization of Agreement. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement, and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3       Conflicts; Consents of Third Parties.

(a)	Neither the execution nor the delivery by the Company, nor the consummation of the transactions contemplated hereby or thereby, or compliance by the Company or any Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws or comparable organizational documents of the Company; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Company is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Company or any subsidiary of the Company except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	No consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental or Regulatory Authority is required on the part of any Seller, the Company in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by each Seller or the Company as the case may be, with any of the provisions hereof or thereof.

3.4       Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Inception Date:

(i)	there has not been any Material Adverse Effect nor has there occurred any event which is reasonably likely to result in a Material Adverse Effect;

(ii)	there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses.

3.5       Compliance with Laws; Permits. The Company is in compliance with all Laws applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has all governmental permits and approvals from state, federal or local authorities which are required for the Company to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.6       FDA Compliance. The Company, and the manufacture, marketing, distribution and sales of the Company’s products and services, is in compliance in all material respects with all applicable rules and regulations of the U.S. Food and Drug Administration (the “FDA”), and all related applicable laws, statutes, ordinances, rules or regulations (including, without limitation, the Federal Food, Drug and Cosmetic Act, as amended, and the Good Manufacturing Practice regulations), the enforcement of which, individually or in the aggregate, would be expected to result in a Material Adverse Effect.

3.7       No Misrepresentation. No representation or warranty of the Company or the Sellers contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by the Company and/or the Sellers to the Company pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.8       Financial Advisors. No Person has acted, directly or indirectly, as a broker or finder for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.9       Patriot Act. The Company certifies that it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Company hereby acknowledges that the Sellers seek to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Company hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Company has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Company has, and this Agreement will not, cause the Company to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

3.10     FCPA Compliance. To the best of the Company’s knowledge, no director, officer, agent, employee, Affiliate, or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.11     Investment Intention. The Sellers are acquiring the Acquisition Credits for their own accounts, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. The Sellers understand that the Acquisition Credits have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.12     Investors. Each of the Sellers represents and warrants to Purchaser that he or she is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Sellers, that:

4.1       Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and corporate authority to (i) own, lease and operate its properties, (ii) carry on the business as currently conducted by it. There are no states or jurisdictions in which the character and location of any of the properties owned or leased by the Purchaser, or the conduct of the Purchaser’s business makes it necessary for the Purchaser to qualify to do business as a foreign corporation, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the business or operations of the Purchaser.

4.2       Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3       Capitalization. The authorized capital stock of the Purchaser consists of: 500,000,000 shares of common stock, $0.001 par value per share, 115,366,844 shares of which are issued and outstanding; and 25,000,000 shares of preferred stock, $0.001 par value per share, 1,000,000 of which are issued and outstanding. All of the shares of the Purchaser are duly authorized, validly issued, fully paid and nonassessable. Schedule 4.3 sets forth a true and complete list of the holders of all outstanding shares of the Purchaser as of the date of this Agreement. Prior to Closing, there shall be no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of or other equity interests in the Purchaser. There is no personal liability, and there are no preemptive rights with regard to the capital stock of the Purchaser, and no right-of-first refusal or similar catch-up rights with regard to such capital stock. Prior to Closing, there shall be no outstanding contractual obligations or other commitments or arrangements of the Purchaser to (A) repurchase, redeem or otherwise acquire any shares of the Purchaser (or any interest therein) or (B) to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (C) issue or distribute to any person any capital stock of the Purchaser, or (D) issue or distribute to holders of any of the capital stock of the Purchaser any evidences of indebtedness or assets of the Purchaser. All of the outstanding securities of the Purchaser have been issued and sold by the Purchaser in full compliance in all material respects with applicable federal and state securities laws.

4.4       Subsidiaries. Purchaser has no subsidiaries.

4.5       Corporate Records.

(a)	The Purchaser has delivered to the Company or disclosed via filings with the EDGAR system, true, correct and complete copies of the articles of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Purchaser.

(b)	The minute books of the Purchaser previously made available to the Sellers contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Purchaser to the best of the Purchaser’s knowledge. The stock certificate books and stock transfer ledgers of the Purchaser previously made available to the Sellers are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Purchaser prior to the date hereof have been paid and appropriate transfer tax stamps affixed to the best of the Purchaser’s knowledge.

4.6	Conflicts; Consents of Third Parties.

(a)	Neither the execution nor the delivery by Purchaser of this Agreement and the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws or comparable organizational documents of the Purchaser; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Purchaser is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Purchaser except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)	No consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental or Regulatory Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, or the compliance by Purchaser with any of the provisions hereof or thereof, other than the filing of a Current Report on Form 8-K and any required amendments thereof, a Schedule 14f-1, if necessary, and any applicable Schedule 13D amendments and Forms 4.

4.7	Financial Statements.

(a)	The Sellers have reviewed copies of the audited balance sheets of the Purchaser as at December 31, 2024 and the related audited statements of income and of cash flows of the Purchaser for the years then ended and the copies of the unaudited balance sheets of the Purchaser and the related unaudited statements of income and of cash flows of the Purchaser for the years then ended (the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by the Purchaser without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of the Purchaser as at the dates and for the periods indicated.

(b)	For the purposes hereof, the audited balance sheet of the Purchaser at December 31, 2024 is referred to as the “Balance Sheet” and December 31, 2024 is referred to as the “Balance Sheet Date”.

4.8       No Undisclosed Liabilities. Prior to Closing, Purchaser shall have no indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. For the avoidance of doubt, at Closing, the Purchaser will not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Material Adverse Effect.

4.9       Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Balance Sheet Date:

(i)	there has not been any “material adverse change” (defined as a change that significantly impacts the financial condition, operations, or prospects of the Purchaser in a negative manner) nor has there occurred any event which is reasonably likely to result in a material adverse change;

(ii)	there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Purchaser having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;

(iii)	there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Purchaser or any repurchase, redemption or other acquisition by the Purchaser of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Purchaser;

(iv)	the Purchaser has not awarded or paid any bonuses to employees of the Purchaser except to the extent accrued on the Balance Sheet or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Purchaser’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Purchaser);

(v)	there has not been any change by the Purchaser in accounting or Tax reporting principles, methods or policies; the Purchaser has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

(vi)	the Purchaser has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller or any Affiliate of any Seller;

(vii)	the Purchaser has not mortgaged, pledged or subjected to any Lien, any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Purchaser, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(viii)	the Purchaser has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Purchaser;

(ix)	the Purchaser has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to the Purchaser;

(x)	the Purchaser has not made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $100,000 in the aggregate;

(xi)	the Purchaser has not instituted or settled any material legal proceeding; and

(xii)	the Purchaser has not agreed to do anything set forth in this Section 4.9.

4.10	Taxes.

(a)	(A) all Tax Returns required to be filed by or on behalf of the Purchaser have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of the Purchaser or in respect of its income, assets or operations have been fully and timely paid, and (C) the Purchaser has not executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

(b)	The Purchaser has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(c)	The Sellers have received complete copies of (A) all federal, state, local and foreign income or franchise Tax Returns of the Purchaser relating to the taxable periods since 2004 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the Purchaser its income, assets or operations.

(d)	All material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Purchaser have been paid and filed. No claim has been made by a taxing authority in a jurisdiction where the Purchaser does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e)	All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Purchaser have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Sellers or the Purchaser received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)	Neither the Purchaser nor any other Person (including any of the Sellers) on behalf of the Purchaser has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Purchaser, (B) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Purchaser or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Purchaser, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Purchaser, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(g)	No property owned by the Purchaser is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(h)	The Purchaser is not a foreign person within the meaning of Section 1445 of the Code.

(i)	The Purchaser is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)	There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company, its Affiliates or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(k)	The Purchaser is not subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

(l)	Except as set forth on Schedule 4.10, there are no Liens as a result of any unpaid Taxes upon any of the assets of the Purchaser.

(m)	The Purchaser has no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the code.

4.11	Real Property. The Purchaser does not own any real property.

4.12	Tangible Personal Property. The Purchaser does not own or lease any personal property

4.13     Intangible Property. The Purchaser does not own any patent, trademark, trade name, service mark or copyright.

4.14	Material Contracts.

Schedule 4.14 sets forth all of the following Contracts to which the Purchaser is a party or by which it is bound (collectively, the “ Purchaser Material Contracts”): (i) Contracts with any the Seller or any current officer or director of the Purchaser; (ii) Contracts with any labor union or association representing any employee of the Purchaser; (iii) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (iv) Contracts for the sale of any of the assets of the Purchaser other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets; (v) joint venture agreements; (vi) Purchaser Material Contracts containing covenants of the Purchaser not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Purchaser in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by the Purchaser of any operating business or the capital stock of any other person; (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases, which involve the expenditure of more than $100,000 in the aggregate or $25,000 annually or require performance by any party more than one year from the date hereof. There have been made available to the Sellers and their representatives true and complete copies of all of the Purchaser Material Contracts. Except as set forth on Schedule 4.14, all of the Purchaser Material Contracts and other agreements are in full force and effect and are the legal, valid and binding obligation of the Purchaser, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 4.14, the Purchaser is not in default in any material respect under any Purchaser Material Contracts, nor, to the knowledge of Purchaser, is any other party to any Purchaser Material Contract in default thereunder in any material respect.

For clarity purposes: except for the contracts explicitly listed in Schedule 4.14 and approved by the Sellers, all Purchaser Material Contracts are terminated and Purchaser’s obligations under such contracts are fully satisfied. To be valid, any Purchaser Material Contracts, including, but not limited to employment, consulting and service agreements are to be negotiated in good faith, approved by the new Board Of Directors and duly executed on or after the Effective Date.

4.15     Employee Benefits. The Purchaser has not entered into any (i) “employee benefit plans”, as defined in Section 3(3) ERISA, and any other pension plans or employee benefit arrangements, programs or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) maintained by the Purchaser or to which the Purchaser contributes or is obligated to contribute thereunder with respect to employees of the Purchaser (“Employee Benefit Plans”) and (ii) “employee pension plans”, as defined in Section 3(2) of ERISA, maintained by the Purchaser or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with Purchaser as an ERISA Affiliate or to which the Purchaser or any ERISA Affiliate contributed or is obligated to contribute thereunder (“Pension Plans”).

4.16	Labor.

(a)	The Purchaser is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Purchaser.

(b)	No employees of the Purchaser are represented by any labor organization. No labor organization or group of employees of the Purchaser has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of the Purchaser, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Purchaser pending or, to the best knowledge of the Purchaser, threatened by any labor organization or group of employees of the Purchaser.

(c)	There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best knowledge of any Purchaser, threatened against or involving the Purchaser. There are no unfair labor practice charges, grievances or complaints pending or, to the best knowledge of Purchaser, threatened by or on behalf of any employee or group of employees of the Purchaser.

4.17	Litigation.

There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Purchaser, overtly threatened against the Purchaser (or to the knowledge of the Purchaser, pending or threatened, against any of the officers, directors or key employees of the Purchaser with respect to their business activities on behalf of the Purchaser), or to which the Purchaser is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the knowledge of the Purchaser is there any reasonable basis for any such action, proceeding, or investigation. The Purchaser is not subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and the Purchaser is not engaged in any legal action to recover monies due it or for damages sustained by it.

4.18     Compliance with Laws; Permits. The Purchaser is in compliance with all Laws applicable to the Purchaser or to the conduct of the business or operations of the Purchaser or the use of its properties (including any leased properties) and assets, except for such non-compliances as would not, individually or in the aggregate, have a Material Adverse Effect. The Purchaser has all governmental permits and approvals from state, federal or local authorities which are required for the Purchaser to operate its business, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

4.19	Environmental Matters.

(a)	the operations of the Purchaser are in compliance with all applicable Environmental Laws and all Environmental Permits;

(b)	the Purchaser has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

(c)	the Purchaser is not the subject of any outstanding written order or Contract with any Governmental or Regulatory Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action, (iii) any release or threatened release of a Hazardous Material or (iv) any Hazardous Activity;

(d)	the Purchaser has not received any written communication alleging that the Purchaser may be in violation of any Environmental Law, or any Environmental Permit, or may have any liability under any Environmental Law;

(e)	the Purchaser has no current contingent liability in connection with any Hazardous Activity or release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site);

(f)	to the Purchaser’s knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Purchaser pending or threatened which could lead to the imposition of any liability pursuant to Environmental Law;

(g)	there is not located at any of the properties of the Purchaser any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and,

(h)	the Purchaser has provided to the Sellers all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Purchaser.

4.20	Insurance. The Purchaser does not carry any insurance of any kind or nature.

4.21	Inventories; Receivables; Payables.

(a)	The inventories of the Purchaser are in good and marketable condition, and are saleable in the ordinary course of business. Adequate reserves have been reflected in the Balance Sheet for obsolete or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

(b)	All accounts receivable of the Purchaser have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of the Purchaser reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

(c)	All accounts payable of the Purchaser reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

4.22     Related Party Transactions. Neither the Purchaser nor any Affiliates of Purchaser has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to the Purchaser. Neither the Purchaser, any Affiliate of the Purchaser nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Purchaser, (B) engaged in a business related to the business of the Purchaser, or (C) a participant in any transaction to which the Purchaser is a party or (ii) is a party to any Contract with the Purchaser.

4.23     No Misrepresentation. No representation or warranty of Purchaser contained in this Agreement or in any schedule hereto or in any certificate or other instrument furnished by the Purchaser to Sellers pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.24     Financial Advisors. No Person has acted, directly or indirectly, as a broker or finder for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.25     Guarantees. There are no written guarantees currently in effect heretofore issued by the Purchaser to any bank or other lender in connection with any credit facilities extended by such creditors to the Purchaser in connection with any other contracts or agreements (collectively, the “Guarantees”), including the name of such creditor and the amount of the indebtedness, together with any interest and fees currently owing and expected to be outstanding as of the Closing.

4.26     Patriot Act. The Purchaser certifies that it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Purchaser hereby acknowledges that the Sellers seek to comply with all applicable Laws concerning money laundering and related activities. In furtherance of those efforts, the Purchaser hereby represents, warrants and agrees that: (i) none of the cash or property owned by the Purchaser has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Purchaser has, and this Agreement will not, cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

4.27     Trading Status. Purchaser’s common stock is traded on OTC Markets under the trading symbol “SNBH”. Purchaser has at least one market maker. As of the Closing, Purchaser’s Common Stock will be listed for trading on OTC Markets with at least one market maker.

4.28     Reporting Status. Purchaser is a reporting issuer under Section 12(g) of the Securities Exchange Act of 1934 (the “‘34 Act”). Purchaser is now, and as of the Closing will be, current in its filings and will have filed all of the filings required to have been made in the previous twelve months.

4.29     Investment Intention. Purchaser is acquiring the assets for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof.

4.30     Conversion Shares. The Converted Shares issuable pursuant to the 30 days weighted average conversion price, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any Liens, except that such Converted Shares will be “restricted securities”, as such term is defined in the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Act, and will be subject to restrictions on transfers pursuant to such rules and regulations.

4.31     For clarity purposes: except for obligations and liabilities explicitly and fully disclosed, listed in the schedules to this Agreement and approved by the Sellers, Purchaser has no outstanding debt, obligations, or liabilities.

ARTICLE 5. COVENANTS

5.1       Access to Information. The Company agrees that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers or the Company contained in this Agreement or the Seller Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

5.2	Conduct of the Business Pending the Closing.

(a)	Except as otherwise expressly contemplated by this Agreement, or with the prior written consent of the Purchaser, the Sellers shall, and shall cause the Company to:

(i)	conduct the businesses of the Company only in the ordinary course consistent with past practice;

(ii)	use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve its present relationship with Persons having business dealings with the Company;

(iii)	comply in all material respects with applicable laws and regulations.

(iv)	Forebear from (i) soliciting, initiating, or encouraging the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Company, or any assets of the Company (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (ii) participating in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or facilitating in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (iii) taking any other action that is inconsistent with this Agreement or the transactions contemplated hereby and that has the effect of avoiding the Closing contemplated hereby. The Sellers or the Company shall notify Purchaser immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(v)	forbear from doing anything prohibited by this Section 5.2 or anything which would make any of the representations and warranties of the Company or Sellers in this Agreement untrue or incorrect in any material respect.

(b)	Except as otherwise expressly contemplated by this Agreement, or with the prior written consent of the Company, the Purchaser shall not:

(i)	declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Purchaser or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Purchaser;

(ii)	effect any recapitalization, reclassification, stock split or like change in the capitalization of the Purchaser other than to effectuate the transactions contemplated by this Agreement;

(iii)	amend the articles of incorporation or by-laws of the Purchaser other than to effectuate the transaction contemplated by this Agreement;

(iv)	(A) materially increase the annual level of compensation of any employee of the Purchaser, (B) increase the annual level of compensation payable or to become payable by the Purchaser to any of its executive officers, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, or officers of the Purchaser, or (D) enter into any employment agreement (or amend any such agreement) to which the Purchaser is a party or involving a director or officer of the Purchaser in his or her capacity as a director or officer of the Purchaser;

(v)	subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Purchaser;

(vi)	acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Purchaser;

(vii)	enter into, modify or terminate any labor or collective bargaining agreement of the Purchaser or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Purchaser;

(viii)	permit the Purchaser to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(ix)	permit the Purchaser to make any investments in or loans to any Affiliate; or

(x)	agree to do anything prohibited by this Section 5.2 or anything which would make any of the representations and warranties of the Purchaser in this Agreement untrue or incorrect in any material respect.

5.3       Consents. The Sellers shall use their best efforts, and the Purchaser shall cooperate with the Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement.

5.4       Other Actions. Each of the Sellers and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1	Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Company and Sellers contained herein shall be true and correct as of the date hereof and as of the Closing Date;

(b)	all representations and warranties of the Company and Sellers contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Company and Sellers contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c)	the Company and Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(d)	there shall not have been or occurred any material adverse change in the business or operations of the Company;

(e)	the Company and Sellers shall have obtained all consents and waivers referred to in Section 3.6(b) of which there are none at present, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents; and

(f)	no legal proceedings shall have been instituted or threatened or claim or demand made against the Sellers, the Company or any of its Subsidiaries, or seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

6.2	Conditions Precedent to Obligations of the Sellers.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company and Sellers in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof and as of the Closing Date;

(b)	all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c)	the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(d)	the Sellers shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Sellers) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) hereof;

(e)	there shall not be in effect any Order by a Governmental or Regulatory Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)	the Purchaser shall have obtained all consents and waivers referred to in Section 4.6(b) hereof, in a form reasonably satisfactory to the Company and Sellers, with respect to the transactions contemplated by this Agreement and the Purchaser Documents; and

(g)	all officers and members of the Board of Directors of the Purchaser, except George Furlan, shall have provided resignations, effective from the Closing Date.

ARTICLE 7.

TERMINATION

7.1       Material Change in the Business of the Company. If any material loss or damage to the business or operations of the Company occurs prior to Closing and such loss or damage, in Purchaser’s reasonable opinion, cannot be substantially repaired or replaced within thirty (30) days, Purchaser may, within two (2) days following any such loss or damage, by notice in writing or electronically to Company, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)	elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Purchaser’ obligations to carry out the transactions contemplated hereby, be vested in Company or otherwise adequately secured to the satisfaction of Purchaser on or before the Closing Date.

7.2       Material Change in the Purchaser Business. If any material loss or damage to the Purchaser Business occurs prior to Closing and such loss or damage, in Company’s reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Company shall, within two

(2) days following any such loss or damage, by notice in writing to Purchaser, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)	elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Company’s obligations to carry out the transactions contemplated hereby, be vested in Purchaser or otherwise adequately secured to the satisfaction of Company on or before the Closing Date.

7.3	Termination of the Agreement.

(a)	Purchaser or the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)	Purchaser may terminate this Agreement by giving written notice to the Company, and the Sellers at any time prior to the Closing (A) in the event the Company or the Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified the Company and the Sellers of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (B) if the Closing shall not have occurred on or before 60 days after the date of this Agreement by reason of the failure of any condition precedent to Closing hereof; and

(c)	The Company may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) in the event Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company or has notified Purchaser of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before 60 days after the date of this Agreement, by reason of the failure of any condition precedent to Closing hereof (unless the failure results primarily from the Company, or the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

7.4       Effect of Termination. If either party terminates this Agreement pursuant to this Article 7, All rights and obligations of the parties hereunder shall terminate, provided, however, that any liability arising from any breach of this Agreement prior to its termination shall survive such termination.

ARTICLE 8.

DOCUMENTS TO BE DELIVERED

8.1	Documents to be Delivered by the Sellers.

At the Closing, the Company and Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a)	The assets and rights described in Section 2.0 and attachments to this Agreement;

(b)	the certificates referred to in Section 6.2(d) hereof;

(c)	copies of all consents and waivers referred to in Section 6.1(f) hereof;

(d)	certificates of good standing with respect to the Company issued by the Secretary of the State of the State of Florida;

(e)	executed Lock-Up Agreements (as previously provided pursuant to Section 2.4 herein); and

(f)	such other documents as the Purchaser shall reasonably request.

8.2	Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Sellers the following:

(a)	the Acquisition Credits for the Assets being purchased;

(b)	the certificates referred to in Section 6.2(d) hereof;

(c)	copies of all consents and waivers referred to in Section 6.1(f) hereof;

(d)	certificates of good standing with respect to the Purchaser issued by the Secretary of the State of the State of Nevada;

(e)	resignations of any officers and directors of the Company effective as of the Closing Date, to be effective upon filing the amended Form 8-K current report within four days following the Closing;

(f)	resolution of the Board of Directors: (i) accepting the resignation of Dante Jones as an executive officer and director of the Purchaser; (ii) appointing George Furlan as (1) interim chief executive officer, president and chief financial officer of the Purchaser, and (2) a non-independent director of the Purchaser; and (iii); appointing Eric Bruns and Dionne Pendelton as independent directors of the Purchaser.

(g)	executed Lock-Up Agreements (as previously provided pursuant to Section 2.4 herein); and

(h)	such other documents as the Sellers shall reasonably request.

ARTICLE 9.

INDEMNIFICATION

9.1	Indemnification.

(a)	The Company hereby agrees to jointly and severally indemnify and hold the Purchaser and their respective directors, officers, employees, Affiliates, agents, representatives, heirs, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i)	any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers set forth in Article 3 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Sellers pursuant to this Agreement, to be true and correct in all respects as of the date made;

(ii)	any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement or any Seller Document;

(iii)	any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from any act or omission of the Company or any Seller; and

(iv)	any and all expenses incident to the foregoing.

(b)	Purchaser hereby agrees to indemnify and hold the Sellers and their respective Affiliates, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i)	any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(ii)	any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement; and

(iii)	any and all Expenses incident to the foregoing.

9.2	Intentionally omitted

9.3	Indemnification Procedures.

(a)	In the event that any legal proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof, the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Indemnified Party defends any Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the Expenses of defending such Claim upon submission of periodic bills. If the Indemnifying Party shall assume the defense of any Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b)	After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c)	The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE 10.

POST-CLOSING MATTERS

10.1       Within four business days of the Closing, Purchaser, Company and the Sellers agree to use all their best efforts to:

(a)	issue a news release reporting the Closing; and

(b)	file an amended Form 8-K with the Securities and Exchange Commission containing

(i) audited financial statements of Company as well as any required pro forma financial information or other information of Company and Purchaser as required by the rules and regulations of the Securities and Exchange Commission, and (ii) such other material information in connection with the Agreement and Acquisition and the transactions contemplated thereof as required by the rules and regulations of the Securities and Exchange Commission.

ARTICLE 11.

GENERAL PROVISIONS

11.1       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Purchaser to:

SENTIENT BRANDS HOLDINGS INC.

Or AIG F&B, Inc.

590 Madison Avenue, 21st Floor New York, New York 10022 Facsimile:

with a copy to:

Chris Dieterich, Esq.

Dietrich & Associates

315 Moraga Drive, Ste 207

Los Angeles, CA 90049

Facsimile: 310 312 6680

If to AIG or the Company

3363 NE 163 Street, Suite 611

North Miami Beach, FL 33160 Facsimile:

with a copy to:

Jonathan D. Leinwand, P.A.

18305 Biscayne Blvd., Suite 200

Aventura, FL 33160

Facsimile: (954) 252-4265

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt, and (iii) if delivered by courier to the address as provided for in this Section, be deemed given on the earlier of the second Business Day following the date sent by such courier or upon receipt. Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

11.2     Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Sellers.

11.3     Expenses. Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

11.4     Specific Performance. The Company and Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Company and Sellers under this Agreement, including, without limitation, the Sellers’ obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

11.5     Further Assurances. The Sellers, the Company and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

11.6	Submission to Jurisdiction; Consent to Service of Process.

(a)	The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)	Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 11.1.

11.7     Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

11.9     Headings. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

11.10   Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.11   Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser’s rights to purchase the Shares and the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

11.12   Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

SENTIENT BRANDS HOLDINGS INC.

By:	/s/ George Furlan
Name:	George Furlan
Title:	Chief Executive Officer

AIG F&B, INC.

By:	/s/ George Furlan
Name:	George Furlan
Title:	Interim Chief Executive Officer

AMERICAN INDUSTRIAL GROUP, INC.

By:	/s/ Serge Knazev
Name:	Serge Knazev
Title:	Director

SCHEDULE A

Purpose:

To align incentives of the parties by:

(a)	creating a performance-based earnout schedule, whereby the Acquisition Credit shall be issued to the Sellers (and/or their designees) following the Closing after achieving certain Purchaser revenue growth with a minimum of EBITDA of 5%;

(b)	establishing a commitment of the Company to increase Purchaser’s revenue and EBITDA for at least five (5) years;

Valuation methods of Annual Revenue Growth or EBITDA, whichever is higher, plus the Appraised Value of Assets:

Earnout Criteria:

1.	Annual Revenue Growth Method:

●	Acquisition Credit issued = Purchaser Quarterly Revenue Growth relative to the same quarter in the previous year;

●	For Example: If revenue grew from $5,000,000 in quarter one 2024 to $10,000,000 in quarter 1 2025 then:

a $5,000,000 Acquisition Credit would be issued

2.	EBITDA Method:

●	Acquisition Credit issued = Five (5) x Quarterly EBITDA Growth relative to the same quarter in the previous year ;

●	For Example: If EBITDA grows from $200,000 in quarter one 2024 to $500,000 in quarter one 2025 then:

5 x $300,000 = $1,500,000 as the Acquisition Credit to be issued.

3.	Appraised Value of Rolled-in Assets Method (actual value of assets acquired):

●	Acquisition Credit issued = 1.4 x Appraised Value of Rolled-in Assets.

●	For Example: If assets in quarter one 2024 were $1,000,000 and assets in quarter one 2025 were $5,000,000:

$4,000,000 x 1.4 = $5,600,000 of Acquisition Credit would be issued.

●	Under the Appraised Value of Assets Method, Acquisition Credit are assigned on the asset transfer date and calculated as 1.4 times the appraised value for the portion received in Acquisition Credit instead of cash. This assumes a six-month lockup period, the ability to convert the whole amount into free trading shares after 6 months, and a customary risk-adjusted return on a convertible debenture for a pink sheet company. If the lockup period is extended due to lockup provisions or for any other reason, the 1.4 multiplier increases proportionally to reflect the extension.

Issuances of the Acquisition Credits to Sellers (and/or their designees) shall generally commence after the initial two (2) quarters of Purchaser’s revenue are disclosed in Purchaser’s periodic reports filed with the Securities and Exchange Commission on Form 10-Q and 10-K, as applicable, following the Closing. The amount of Acquisition Credit shall be trued up at the end of Purchaser’s respective fiscal year (i.e., four (4) quarters of Purchaser’s revenue divided by Purchaser’s trailing average share price over the prior year).

This calculation shall be made prior to the issuance of shares for the 4th quarter of a given year and the amount of Acquisition Credit shall be added or deducted from the amount issued.

Earnout Calculation:

The amount of Acquisition Credits to be issued to Sellers (and/or their designees) each quarter will be determined by calculating the three (3) above earnout criteria methods. The method which yields the largest amount of Acquisition Credit will be utilized for the issuance of the Acquisition Credit to Sellers (and/or their designees) within the applicable quarterly period. The Sellers must designate any designees or assignees prior to the end of the quarter.

Earnout Schedule:

The Earnout Schedule will result in a series of convertible credits being earned. These convertible obligations will be issued by SNBH in the form of an Acquisition Credit, which can be converted into common stock of SNBH at a series of dates in the future, as set out more fully in the Acquisition Credit description.

(a)	The Acquisition Credit earnout period will last for up to five (5) years; provided, that in order for Acquisition Credit to be issued to Sellers (and/or their designees) in a given year, Purchaser’s revenue, with a minimum of 5% EBITDA in such year, must increase over the previous year, and the amount of Acquisition Credits to be issued will be based upon such increase. The balance of the Acquisition Credit, if any, shall be issued to the Sellers (and/or their designees) at the end of the five (5) year period.

(b)	The Acquisition Credit will be issued to Sellers (and/or their designees) on a quarterly basis, based on the calculations outlined above and trued up at the end of each fiscal year of Purchaser, respectively.

Implementation:

1.	At the end of each fiscal quarter of Purchaser, the Purchaser will calculate the Acquisition Credit to be issued to Sellers (and/or their designees) using the three above earnout criteria methods.

2.	The method resulting in the largest amount of Acquisition Credit will be selected for each quarter’s issuance of the Acquisition Credit to Sellers (and/or their designees).

3.	The applicable amount of Acquisition Credit shall be issued to the Sellers and/or their designees or assignees accordingly.

4.	Starting six (6) months after the effective date an Acquisition Credit holder can issue a conversion notice for the for the number of shares desired under the conversion.

SCHEDULE 2.12

Name	Acquisition Credit Allocation Percentage
Global Assets, Inc.	17.5%
Yan Aronov	17.5%
Concent, Inc.	35%
American Industrial Group, Inc.	15%
Z&O Bottling Innovations, LLC	15%
100.00%

EXHIBIT B

LOCK-UP LEAK-OUT AGREEMENT

THIS LOCK-UP LEAK-OUT AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2025, by and among SENTIENT BRANDS HOLDINGS INC., a Nevada corporation (the “Company”) and ______________ (the “Holder”), including the Holder’s successors and permitted assigns.

WHEREAS, the Holder owns __________________ ([ ]) shares of the Company’s common stock (the “Shares”);

WHEREAS, the Company and Holder have agreed to enter into this Agreement pursuant to which Holder shall not offer, sell, pledge, transfer, assign, or otherwise dispose of the Shares until the twelve (12) month anniversary of the Effective Date (commencing 3 months after Acquisition Credit holders can first sell their shares), subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, there parties hereto agree as follows:

1.	Lock-up / Leak-out.

(a)	The Holder agrees that they shall not transfer, offer, pledge, sell, contract to sell, grant any options for the sale of, assign or otherwise dispose of, directly or indirectly, for twelve (12) months from the Effective Date (as defined above), the Shares (the “Lockup Shares”) held by such Holder, subject to Section 1(b) below. If requested by an underwriter of Common Stock, each Holder will reaffirm the agreement set forth in this Section 1(a) in a separate writing in a form satisfactory to such underwriter. The Company may impose stop-transfer instructions with respect to the Lockup Shares.

(b)	Notwithstanding the foregoing, if a Holder seeks permission to sell shares before the Effective Date or in amounts exceeding limits stipulated in this Agreement, the Holder may request a waiver from the Board of Directors. If the Board of Directors grants such a waiver, then before the waiver takes effect, 50% of the shares subject to that waiver must be transferred to one or more Acquisition Credit (“AC”) holders in exchange for AC amounts equal to the dollar amount of stock being sold by the Holder from those AC holders receiving the shares. Any Holder who receives AC as payment obtains the same conversion rights as the other AC holders.

(c)	Notwithstanding the foregoing, the restrictions set forth in Section 1(a) above shall not apply to (A) the sale by the Holder of up to 2% of the Lockup and not more than 10% of daily stock liquidity, whichever is lower, commencing 3 months after Acquisition Credit holders can first sell their shares (the “Effective Date”), which is estimated to be approximately 9 months after the first closing, (B) transfers (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (C) with the prior written consent of the Board of Directors of the Company. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The 2% restriction is increased pursuant to the following schedule:

10th month 2%

11th month 2%

12th month 5%

13th month 5%

14th month 5%

15th month 8%

16th month 8%

17th month 8%

18th month 11%

19th month 11%

20th month 15%

21st month 20%

The aggregate total of all monthly restrictions equals 100% after end of the final month.

2. Restrictive Legend. All certificates representing the Lockup Shares owned by the Holder and any certificates issued with respect thereto or in substitution, therefore, shall bear a legend substantially as follows, in addition to any legend the Company determines is required pursuant to any applicable legal requirement, including the standard legend required under the Securities Act of 1933, as amended:

“The shares represented by this certificate may not be offered, sold, pledged, transferred, assigned or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and that certain Lock-Up Agreement dated as of March __, 2025, a copy of which agreement the Company will furnish, without charge, to the holder of this certificate upon written request therefor.”

The Company, at its discretion, may cause a stop transfer order to be placed with its transfer agent(s) with respect to the certificates representing the Lockup Shares.

3. Miscellaneous.

(a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company and the Holder.

(b) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery to the addresses of the Holder and the Company. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged if telecopied; or at the time delivered if delivered by an air courier guaranteeing overnight delivery.

(c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns as permitted hereunder of each of the parties.

(d) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, taken together, shall constitute one and the same agreement.

(e) Headings. The headings in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(f) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the conflicts of law provisions thereof.

(g) Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction.

(h) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(i) Additional Actions and Documents. The parties hereto shall take or cause to be taken such further actions, shall execute, deliver and file, or cause to be executed, delivered or filed, such further documents and instruments, and shall obtain such consents as may be necessary or as the other party may reasonably request, without the payment of further consideration, in order fully to effectuate the purposes, terms, and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:		HOLDER:
Sentient Brands Holdings Inc.

By:
Name:	George Furlan	[ ]
Title:	CEO

Exhibit C

Management Agreement

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made and entered into as of [Effective Date], by and between:

1.	Sentient Brands Holdings, Inc. (“SNBH”), a Nevada corporation;

2.	American Industrial Group, Inc., a Florida corporation (“Company”); and

3.	AIG F&B, Inc., a Nevada corporation (“Subsidiary”), a subsidiary of SNBH.

Each of the above may be referred to as a “Party”, and collectively as the “Parties”.

1. PURPOSE AND SCOPE

1.1. Appointment of Subsidiary Management

The Company shall recruit and train management personnel for the Subsidiary to oversee the manufacturing, sales, and distribution operations of its products.

1.2. Duties of the Management Team

The management team shall:

●	Supervise the manufacturing and distribution of products.

●	Maintain financial and operational compliance with GAAP and PCAOB standards.

●	Ensure the Subsidiary operates with a minimum 5% EBITDA margin.

●	Oversee sales, order processing, and logistics for customers.

●	Provide quarterly performance reports to SNBH.

2. MANAGEMENT TEAM REQUIREMENTS

2.1. Recruitment and Training

●	The Company shall recruit and train qualified managers for the Subsidiary.

●	The Company is responsible for ensuring that management personnel have expertise in consumer goods manufacturing, distribution, and finance.

2.2. Reporting Structure

●	The Subsidiary’s management team shall report to SNBH’s executive leadership.

●	The Company’s designated managers shall provide monthly financial and operational updates to SNBH.

2.3. Management Compensation

●	Compensation for the management team shall be paid by the Subsidiary and structured as follows:

○	Base Salary: As per the agreed compensation schedule.

○	Performance Bonuses: Based on achieving revenue growth, cost efficiency, and profitability targets.

○	Stock Options or Incentives: SNBH may grant stock-based compensation under its Acquisition Credit framework.

3. FINANCIAL AND OPERATIONAL CONTROLS

3.1. Accounting and Compliance

The Subsidiary shall:

●	Use QuickBooks Online for financial records, following GAAP and PCAOB standards.

●	Provide real-time access to SNBH’s CFO for financial oversight.

●	Maintain auditable records for regulatory compliance.

3.2. Cash Flow and Reserves

The Subsidiary shall:

●	Maintain a minimum 5% EBITDA margin.

●	Reserve 2.8% of revenue for tax obligations.

●	Allocate funds for capital expenditures and operational investments.

3.3. Bank Account and Financial Oversight

●	The Subsidiary’s bank account shall remain under its control, with SNBH’s CFO having view-only access.

●	The management team shall be the authorized signers for operational transactions.

4. PERFORMANCE STANDARDS AND OBLIGATIONS

4.1. Key Performance Indicators (KPIs)

The Subsidiary’s management shall meet the following KPIs:

●	Revenue Growth: Achieve a minimum annual growth rate as determined by SNBH.

●	Operational Efficiency: Maintain a cost structure that ensures profitability.

●	Product Distribution Expansion: Grow the customer base and geographic market share.

4.2. Performance Reviews

●	SNBH shall conduct quarterly performance reviews.

●	If the Subsidiary’s management team fails to meet KPIs for two consecutive quarters, SNBH reserves the right to replace management personnel for cause.

5. TERM AND TERMINATION

5.1. Term

This Agreement shall remain in effect for five (5) years from the Effective Date unless terminated earlier as per Section 5.2.

5.2. Termination

This Agreement may be terminated under the following conditions:
a) Mutual Agreement: Either Party may terminate this Agreement by written consent.
b) Breach of Agreement: If either Party materially breaches this Agreement and fails to cure the breach within 30 days after written notice.
c) Non-Performance: If the Subsidiary’s management team fails to meet performance obligations for two consecutive quarters, SNBH may terminate for cause.

5.3. No Termination Without Cause

●	SNBH may not terminate the Subsidiary’s management team without cause.

●	If SNBH terminates management without cause, it shall:

1.	Pay Company a termination fee equal to five (5) times the most recent 12 months of revenue generated by the Subsidiary.

2.	Engage Company for the recruitment and training of the new management team, with reasonable compensation to be agreed upon.

5.4. Effect of Termination

Upon termination:

●	The Company shall transition management duties to a new team appointed by SNBH.

●	The Subsidiary’s financial records shall be audited and transferred to SNBH.

●	Any remaining compensation obligations shall be settled within 60 days.

6. INTELLECTUAL PROPERTY RIGHTS

●	The Subsidiary shall own all IP rights related to product manufacturing and distribution.

●	The Company retains no rights to trademarks, patents, or proprietary processes after 12 months or upon the first sale of SNBH stock by the Company.

7. CONFIDENTIALITY AND NON-COMPETE

7.1. Confidentiality

Each Party agrees to maintain strict confidentiality regarding:

●	Financial, operational, and proprietary information.

●	Trade secrets, supplier contracts, and customer lists.

●	This obligation shall survive for five (5) years post-termination.

8. GOVERNING LAW AND DISPUTE RESOLUTION

8.1. Governing Law

This Agreement shall be governed by the laws of the State of Nevada.

8.2. Dispute Resolution

●	All disputes shall be resolved exclusively in the courts of Clark County, Nevada.

●	Mediation is required before initiating litigation.

9. GENERAL PROVISIONS

9.1. Amendments

Modifications must be in writing and signed by all Parties.

9.2. Assignment

No Party may assign this Agreement without prior written consent.

9.3. Notices

All notices must be in writing and sent via:

●	Personal delivery

●	Certified mail

●	Overnight courier

●	Email with confirmation

10. SIGNATURES

SENTIENT BRANDS HOLDINGS, INC.

By:
Name:	George Furlan
Title:	CEO
Date:	April __, 2025

AMERICAN INDUSTRIAL GROUP, INC.

By:
Name:	Serge Knazev
Title:	Managing Partner
Date:	April __, 2025

AIG F&B, INC. (Nevada)

By:
Name:	George Furlan,
Title:	Interim CEO
Date:	April __, 2025

Exhibit D

Acquisition Credit and Conversion Form

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE ACQUISITION CREDIT DUE DATE1, 20XX

THIS ACQUISITION CREDIT is one of a duly authorized series of issuances of Acquisition Credits (or “Credits”) of Sentient Brands Holdings, Inc. (a Nevada corporation and the “Company” in this document), designated as its Convertible Acquisition Credit Due DATE1, 20XX, in an aggregate principal amount not exceeding $$$$.

FOR VALUE RECEIVED, the Company promises to issue to Holder or Holder’s assignees (the “Holder”), common stock in the aggregate amount of $$$$ ($xxx,xxx), on DATE1, 20XX (the “Maturity Date”), or any date thereafter, via conversion of the Acquisition Credit into those shares according to the formula set forth below. These conversion shares may be issued to an assignee or transferee, provided, however, that the Company’s obligation to a transferee of this Acquisition Credit arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Regulation 506 Securities Subscription Agreement executed by the original Holder.

This Acquisition Credit is subject to the following additional provisions:

1.	The Acquisition Credits are issuable in any amount.

2.	This Acquisition Credit has been issued subject to investment representations of the original recipient and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “Act”). Prior to due presentment for or transfer of this Acquisition Credit, the Company and any agent of the Company may treat the person in whose name this Acquisition Credit is duly registered on the Company’s Acquisition Credit Register as the owner for the purpose of receiving conversion rights as provided below and for all other purposes, whether or not this Acquisition Credit be overdue, and neither the Company nor any such agent will be affected by notice to the contrary.

4.	The Holder of this Acquisition Credit is entitled, at its option, at any time more than six months after the issuance date, which will be the Maturity Date, to convert any or all of the principal amounts of these Acquisition Credits or any portion of the principal amount into shares of Common Stock of the Company (“Shares”) with the number of shares issuable upon such conversion being equal to the dollar amount converted at a price per share, established as follows for each date of requested conversion:

4.1       The conversion price will be determined by the volume-weighted average of the closing price of the Company’s common stock for the 30-day period preceding the requested conversion date.

4.2       The number of shares issuable might be further restricted subject to the Lockup Leak Out Agreement executed by the holder.

The conversion will be effectuated by surrendering the Acquisition Credits to be converted to the Company, with the form of conversion notice attached to the Acquisition Credit as Exhibit A, executed by the Holder of the Acquisition Credit evidencing such Holder’s intention to convert this Acquisition Credit, and accompanied, if required by the Company, by proper assignment hereof in blank. No fraction of Shares or script representing fractions of Shares will be issued on conversion, but the number of Shares issuable will be rounded to the nearest whole Share. The date on which notice of conversion is given will be deemed to be the date on which the Holder has delivered this Acquisition Credit, with the conversion notice duly executed, to the Company, or if earlier, the date set forth in such notice of conversion if the Acquisition Credit is received by the Company within five business days thereafter.

5.	No provision of this Acquisition Credit will alter or impair the obligation of the Company, which is absolute and unconditional, subject to the restrictions set forth in Section 4 above, to allow conversion of this Acquisition Credit at the time, place, and rate, and in the shares of common stock as herein prescribed. Because of the volumetric restrictions of Section 4, the conversion of this Credit may require several months or more. This Acquisition Credit and all other Acquisition Credits now or hereafter issued on similar terms are direct obligations of the Company. This Acquisition Credit ranks equally with all other Acquisition Credits now or hereafter issued under the terms set forth herein with respect to this Acquisition Credit.

6.	If one or more of the following described “Events of Default” will occur:

(a)	The Company will default in the rights of conversion described in this agreement with respect to balances due on this Acquisition Credit; or

(b)	The Company will (1) become insolvent; (2) admit in writing its inability to pay its debts as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

(c)	A trustee, liquidator or receiver will be appointed for the Company or for a substantial part of its property or business without its consent and will not be discharged within thirty (30) days after such appointment; or

(d)	Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency will assume custody or control of the whole or any substantial portion of the properties or assets of the Company and will not be dismissed within thirty (30) days thereafter, or

(e)	Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand Dollars ($200,000) in aggregate will be entered or filed against the Company or any of its properties or other assets and will remain unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(f)	Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors will be instituted by or against the Company and, if instituted against the Company, will not be dismissed within thirty (30) days after such institution or the Company will by any action or answer approve of, consent, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

(g)	The Company will have its Common Stock delisted from an exchange or over-the-counter market without being relisted on a public exchange shortly thereafter.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Acquisition Credit immediately due and payable, in cash as opposed to conversion into shares of common stock, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

7.	For so long as any amount payable under this Acquisition Credit remains unpaid, the Company will furnish to the Holder or publish with the EDGAR system the following information:

(a)	Beginning January 1, 2026, a business plan and budget for the Company for such year or an equivalent statement described within the Company’s Annual Reports of Form 10K.

(b)	No later than one hundred twenty (120) days following the end of each fiscal year, beginning with the fiscal year ending December 31, 2025, consolidated balance sheets, statements of income and statements of cash flow and shareholders’ equity of the Company and its subsidiaries, if any, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited by a firm of independent public accountants.

(c)	Within forty-five (45) days after the end of each quarter (except the fourth quarter) of each fiscal year, consolidated balance sheets, statements of income and statements of cash flow and shareholders’ equity of the Company and its subsidiaries, if any, including a summary discussion of major variances, if any, between such quarterly statement and the budget.

So long as the company is a publicly reporting, listed entity, timely filing of the requisite reports with the Securities and Exchange Commission will satisfy the information requirements of Section 7.

8.	The Company covenants and agrees that until all amounts due under this Acquisition Credit have been paid in full, by conversion or otherwise, and for so long as Holder holds shares of Common Stock issued upon conversion of this Acquisition Credit unless the Holder waives compliance in writing, the Company will:

(a)	Give prompt written notice to the Holder of any Event of Default as defined in this Acquisition Credit or of any other matter which has resulted in, or could reasonably be expected to result in, a materially adverse change in its financial condition or operations.

(b)	Give prompt notice to the Holder of any claim, action, or proceeding which, in the event of any unfavorable outcome, would or could reasonably be expected to have a material adverse effect on the financial condition of the Company.

(c)	At all times, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of this Acquisition Credit such number of its duly authorized shares of Common Stock as will from time to time be sufficient to effect the conversion of the outstanding principal balance of this Acquisition Credit into shares of Common Stock.

(d)	Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Acquisition Credit and:

(i)	in the case of loss, theft, or destruction of indemnity reasonably satisfactory to it, or

(ii)	in the case of mutilation, upon surrender and cancellation of this Acquisition Credit, the Company, at its expense, will execute and deliver a new Acquisition Credit dated the date of the lost, stolen, destroyed or mutilated Acquisition Credit.

9.	The Holder of this Acquisition Credit, by acceptance hereof, agrees that this Acquisition Credit is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Acquisition Credit or the Shares of Common Stock issuable upon exercise thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky laws or similar laws relating to the sale of securities.

10.	In case any provision of this Acquisition Credit is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Acquisition Credit will not in any way be affected or impaired thereby.

11.	This Acquisition Credit constitutes the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Acquisition Credit nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

14.	This Acquisition Credit will be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: Issuance Date1, 20XX
SENTIENT BRANDS HOLDINGS, INC.

By:

George Furlan, CEO

Exhibit “A”

CONVERSION FORM

(To be Executed by the Registered Holder to Exercise the Rights to Purchase Common Stock Evidenced by the Acquisition Credit). I, the undersigned, hereby irrevocably subscribe for, ____shares (the “Stock”) of the Common Stock of Sentient Brands Holdings, Inc. (or its successor public company) (the “Company”‘) pursuant to and in accordance with the terms and conditions of the attached Acquisition Credit and hereby make payment of $___ therefor, and request that a certificate for such securities be issued in the name of the undersigned and be delivered to the undersigned at the address stated below. If such number of securities is not all of the securities purchasable pursuant to the attached Acquisition Credit, the undersigned requests that a new Acquisition Credit of like tenor for the balance of the remaining securities purchasable thereunder be delivered to the undersigned at the address stated below. In connection with the issuance of the securities, I hereby represent to the Company that I am acquiring the securities for my own account for investment and not with a view to, or for resale in connection with, a distribution of the securities within the meaning of the Securities Act of 1933, as amended (the “Act’). I also understand that the Company has not registered the Stock under the Act in reliance upon the private offering exemptions contained in Section 4(2) of the Act and that such reliance is based in part upon my representations

Date:

Signed:

Address:

THE SIGNATURE(S) TO THIS SUBSCRIPTION FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE ACQUISITION CREDIT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATSOEVER, AND SUCH SIGNATURE(S) MUST BE GUARANTEED IN ACCORDANCE WITH PRACTICES PREVAILING IN THE SECURITIES INDUSTRY AT THE TIME SUCH SIGNATURE IF PRESENTED TO THE COMPANY.